Exhibit 99.1

128 TECHNOLOGY, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
1.Definitions
As used in this Amended and Restated 2014 Equity Incentive Plan, the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise:
1.1.    “Accelerate,” “Accelerated,” and “Acceleration,” when used with respect to an Option, means that as of the time of reference such Option will become exercisable with respect to some or all of the shares of Common Stock for which it was not then otherwise exercisable by its terms, and, when used with respect to any shares of Restricted Stock, means that as of the time of reference the Risk of Forfeiture otherwise still applicable to such shares of Restricted Stock shall expire or lapse.
1.2.    “Acquiring Person” means, with respect to any Transaction or any acquisition described in clause (ii) of the definition of Change of Control, the surviving or acquiring person or entity in connection with such Transaction or acquisition, as the case may be, provided that if such surviving or acquiring person or entity is controlled, directly or indirectly, by an Ultimate Parent Entity, the term “Acquiring Person” shall mean such Ultimate Parent Entity.
1.3.    “Affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with the first person or entity.
1.4.    “Applicable Voting Control Percentage” means (i) at any time prior to the initial public offering of the Company, a percentage greater than fifty percent (50%) and (ii) at any time from and after the initial public offering of the Company, a percentage equal to or greater than twenty percent (20%).
1.5.    “Award” means any grant or sale pursuant to the Plan of Options, Restricted Stock, Restricted Stock Units or Stock Grants.
1.6.    “Award Agreement” means an agreement between the Company and the recipient of an Award, setting forth the terms and conditions of the Award.
1.7.    “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3, or any successor rule thereto, promulgated by the Securities and Exchange Commission pursuant to the Exchange Act.
1.8.    “Board” means the Company’s board of directors.
1.9.    “Change of Control” means (i) the closing of any Sale of the Company Transaction or (ii) the direct or indirect acquisition, in a single transaction or a series of related transactions, by any person or Group (other than the Company or a Controlled Affiliate of the Company) of Beneficial Ownership of previously outstanding shares of capital stock of the Company if (A) immediately after such acquisition, such person or Group, together with their respective Affiliates, shall own or hold shares of capital stock of the Company possessing at least the Applicable Voting Control Percentage of the total combined voting power of all outstanding classes and/or series of capital stock of the Company and (B) immediately prior to such acquisition, such person or Group, together with their respective Affiliates, did not own or hold shares of capital stock of the Company possessing at least the Applicable Voting Control Percentage of the total combined voting power of all outstanding classes and/or series of capital stock of the Company. Notwithstanding anything expressed or implied in the foregoing provisions of this definition to the contrary, any direct or indirect acquisition referred to in clause (ii) above in this definition shall not be treated as a Change of Control if, at any time prior to or after such direct or indirect acquisition, a majority of the members of the Board as constituted immediately prior to such direct or indirect acquisition consent in writing to exclude such direct or indirect acquisition from the scope of this definition.
1.10.    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
1.11.    “Controlled Affiliate” means, with respect to any person or entity, any other person or entity that is controlled by such person or entity.
1.12.    “Committee” means any committee of the Board delegated responsibility by the Board for the administration of the Plan, as provided in Section 5 of the Plan. For any period during which no such committee is in existence, the term “Committee” shall mean the Board and all authority and responsibility assigned the Committee under the Plan shall be exercised, if at all, by the Board. For the avoidance of doubt, effective as of the Effective Time, the Compensation Committee of the Board shall serve as the Committee, unless the Board determines otherwise.
1.13.    “Common Stock” means common stock, par value $0.001 per share, of the Company or, effective as of, and subject to, the Effective Time, common stock, par value $0.00001 per share, of the Company.
1.14.    “Company” means 128 Technology, Inc. (f/k/a Primary Networks II, Inc.), a corporation organized under the laws of the State of Delaware or, effective as of, and subject to, the Effective Time, Juniper Networks, Inc., a Delaware corporation.
1.15.    “Grant Date” means the date as of which an Option is granted, as determined under Section 7.1(a).
1.16.    “Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.
1.17.    “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
1.18.    “Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act or any successor section thereto.
1.19.    “Incentive Option” means an Option that by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.
1.20.    “Market Value” means the fair market value of a share of Common Stock on a particular date as determined by the Committee.
1.21.    ‘“Merger Agreement” means the Agreement and Plan of Merger (the “Merger Agreement”), by and among Juniper Networks, Inc., a Delaware corporation (“Parent”), Aardvark Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent, the Company, and Shareholder Representative Services LLC, a Colorado limited liability company, in its capacity as the Securityholder Representative (as defined in the Merger Agreement).

1.22.    ‘“Non-statutory Option” means any Option that is not an Incentive Option.
1.23.    “Option” means an option granted under the Plan to purchase shares of Common Stock.
1.24.    “Optionee” means an employee, consultant, officer or director of the Company to whom an Option shall have been granted under the Plan.
1.25.    “Participant” means any holder of an outstanding Award under the Plan or any holder of shares of Common Stock issued upon exercise of any Option.
1.26.    “Plan” means this Amended and Restated 2014 Equity Incentive Plan of the Company, as amended and in effect from time to time.
1.27.    “Restricted Stock” means a grant or sale of shares of Common Stock pursuant to the Plan to an employee, consultant, officer or director of the Company if and to the extent that such grant or sale of such shares of Common Stock is made subject to a Risk of Forfeiture.
1.28.    “Restricted Stock Units” means a grant of restricted stock units pursuant to the Plan to an employee, consultant, officer or director of the Company that shall be subject to such conditions, restrictions and contingencies as the Committee shall determine (including, without limitation, continuous service and/or the achievement of performance goals).
1.29.    “Restriction Period” means the period of time, established by the Committee in connection with an Award of shares of Restricted Stock, during which such shares of Restricted Stock are subject to a Risk of Forfeiture described in the applicable Award Agreement.
1.30.    “Risk of Forfeiture” means a limitation on the right of a Participant to retain an Award of Restricted Stock arising because of the occurrence or non-occurrence of specified events or conditions described in the applicable Award Agreement, including, but not limited to, a limitation on the right of a Participant to retain an Award of Restricted Stock by virtue of any right granted or retained by the Company to reacquire all or any portion of such Restricted Stock upon termination of the employment, consulting relationship, officer status or Board membership, as the case may be, with the Company or any of its Affiliates of the person to whom such Award of Restricted Stock was originally made and regardless of whether such reacquisition is at a purchase price less than, equal to, or greater than the Market Value of the Restricted Stock at the time of such reacquisition.
1.31.    “Sale of the Company Transaction” means any Transaction in which the stockholders of the Company immediately prior to such Transaction, together with any and all of such stockholders’ Affiliates, do not own or hold, immediately after consummation of such Transaction, shares of capital stock of the Acquiring Person in connection with such Transaction possessing at least a majority of the total voting power of the outstanding capital stock of such Acquiring Person.
1.32.    “Securities Act” means the Securities Act of 1933, as amended.
1.33.    “Stock Grant” a grant or sale of shares of Common Stock pursuant to the Plan to an employee, consultant, officer or director of the Company if and to the extent that such grant or sale of such shares of Common Stock is made free from any Risk of Forfeiture.

1.34.    “Stockholder Agreement” means one agreement, or, collectively, two or more agreements, as may be amended from time to time, by and among the Company and one or more stockholders of the Company (including, without limitation, any Participant or prospective Participant that became a stockholder of the Company as a result of the receipt, transfer or exercise of any Award) setting forth, among other provisions, restrictions on transfer, rights of first refusal, lock-up arrangements, bring-along rights, drag-along rights, voting agreements or the granting of certain proxies or powers of attorney with respect to shares of capital stock. Any and all provisions of this Plan that apply to any Stockholder Agreement shall be deemed to be applicable to any such agreement or agreements referred to in this definition even if such agreement or agreements are called or titled something other than Stockholder Agreement or Stockholders Agreement.
1.35.    “Ten Percent Owner” means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Section 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to each Option based on the facts existing immediately prior to the Grant Date of such Option.
1.36.    “Transaction” means any merger or consolidation of the Company with or into another person or entity or the sale or transfer of all or substantially all of the assets of the Company, in each case in a single transaction or in a series of related transactions.
1.37.    “Ultimate Parent Entity” shall mean, with respect to any Person that is not an individual, any other Person that (i) directly or indirectly controls such Person and (ii) is not itself controlled, directly or indirectly, by one or more Persons that are not individuals.
2.Purpose
This Plan is intended to encourage ownership of Common Stock by employees, consultants, officers and directors of the Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code but not all Awards granted hereunder are required to be Incentive Options.
3.Term of the Plan
Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time in the period commencing upon the date of approval of the Plan by the Board and ending immediately prior to the tenth anniversary of the earlier of the adoption of the Plan by the Board and the approval of the Plan by the Company’s stockholders. Awards granted pursuant to the Plan within such period shall not expire solely by reason of the termination of the Plan. Awards of Incentive Options granted prior to stockholder approval of the Plan are hereby expressly conditioned upon such approval, but in the event of the failure of the stockholders to approve the Plan shall thereafter and for all purposes be deemed to constitute Non-statutory Options.
4.Stock Subject to the Plan
Subject to adjustment as provided in Section 8.1, at no time shall the number of shares of Common Stock issued pursuant to or subject to outstanding Awards under the Plan (including, without limitation, pursuant to Incentive Options) exceed 44,257,833 shares of Common Stock. For purposes of applying the foregoing limitation, (a) if any Option expires, terminates, or is cancelled for any reason without having been exercised in full, or if any Award of Restricted Stock or Restricted Stock Units is forfeited by a Participant, the shares of Common Stock not purchased upon exercise of such Option and/or forfeited in respect of any such Award of Restricted Stock or Restricted Stock Units shall again be available for Awards thereafter to be granted under the Plan, and (b) if any Option is exercised by delivering previously owned shares of Common Stock in payment of the exercise price or applicable withholding taxes therefor, only the net number of shares, that is, the number of shares issued minus the number received by the Company in payment of the exercise price or applicable withholding taxes, shall be considered to have been issued pursuant to an Award granted under the Plan. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

5.Administration
The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees who are not officers, and to consultants, in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan in addition to any other determination allowed the Committee under the Plan including, without limitation: (a) the employee, consultant, officer or director to receive the Award; (b) the form of Award; (c) whether an Option (if granted to an employee) will be an Incentive Option or a Non-statutory Option; (d) the time of granting an Award; (e) the number of shares subject to an Award; (f) the exercise price of an Option or purchase price, if any, for shares of Restricted Stock or for a Stock Grant and the method of payment of such exercise price or such purchase price; (g) the term of an Option; (h) the Restricted Period and the Risk of Forfeiture applicable to any Award of Restricted Stock as well as the Acceleration, if any, of such Restricted Period and Risk of Forfeiture or the vesting terms applicable to any Award of Restricted Stock Units; (i) the exercise date or dates of an Option as well as the Acceleration, if any, of such exercise date or dates; and (j) the effect of termination of any employment, consulting, officership or Board relationship with the Company or any of its Affiliates on the subsequent exercisability of an Option or on the Risk of Forfeiture of Restricted Stock or vesting of Restricted Stock Units. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, consultants, officers and directors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in this Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.
6.Authorization and Eligibility
The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any employee of, or consultant to, one or more of the Company and its Affiliates or to any non-

employee officer or member of the Board or of any board of directors (or similar governing authority) of any Affiliate. However, only employees of the Company or of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option.
Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in Section 7 below), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant has executed an agreement evidencing the Award (or the transfer thereof to such Participant), delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of such Award.

7.Specific Terms of Awards
7.1    Options.
(a)Date of Grant. The granting of an Option shall take place at the time specified in the Award Agreement. Only if expressly so provided in the applicable Award Agreement shall the Grant Date be the date on which the Award Agreement shall have been duly executed and delivered by the Company and the Optionee.
(b)Exercise Price. The price at which shares of Common Stock may be acquired under each Incentive Option shall be not less than 100% of the Market Value of Common Stock on the Grant Date, or not less than 110% of the Market Value of Common Stock on the Grant Date if the Optionee is a Ten Percent Owner. The price at which shares may be acquired under each Non-statutory Option shall not be so limited solely by reason of this Section.
(c)Option Period. No Incentive Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner. The Option period under each Non-statutory Option shall not be so limited solely by reason of this Section.
(d)Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such Acceleration of such Incentive Option would not cause such Incentive Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to such Acceleration.
(e)Effect of Termination of Employment, Consulting, Officer or Board Member Relationship. Unless the Committee shall provide otherwise with respect to any Option, if the applicable Optionee’s association with the Company or any of its Affiliates as an employee, consultant, officer or director ends for any reason or no reason, regardless of whether the end of such association is effected by the Company, any such Affiliate or such Optionee (whether voluntarily or involuntarily, including because an entity with which such Optionee has any such association ceases to be an Affiliate of the Company), and immediately following the end of any such association, such Optionee is not associated with the Company or any of its Affiliates as an employee, consultant, officer or director, or if such Optionee dies, then any outstanding Option initially granted to such Optionee, whether then held by such Optionee or any other Participant, shall cease to be exercisable in any respect and shall terminate on the ninetieth (90th) day following the end of such association or such death and, for the period it remains exercisable following the end of such association or such death, shall be exercisable only to the extent exercisable on the date of the end of such association or such death. Military or sick leave or other bona fide leave shall not be deemed a termination of employment, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract.
(f)Transferability. Except as otherwise provided in this subsection (f), Options shall not be transferable, and no Option or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution (subject always to the provisions of subsection (e) above). Except as otherwise provided in this subsection (f), all of a Participant’s rights in any Option may be exercised during the life of such Participant only by such Participant or such Participant’s legal representative. The Committee may (at or after the grant of a Non-statutory Option) provide that a Non-statutory Option may be transferred by the applicable Participant to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer of a Non-statutory Option shall be valid unless first approved by the Committee, acting in its sole discretion, unless such transfer is permitted under the applicable Award Agreement. For this purpose, “family member” means any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the applicable Participant’s household (other than a tenant or employee), a trust in which the foregoing persons and/or the applicable Participant have more than fifty percent (50%) of the beneficial interests, a foundation in which the foregoing persons and/or the applicable Participant control the management of assets, and any other entity in which these persons and/or the applicable Participant own more than fifty percent (50%) of the voting interests. The Committee may at any time or from time to time delegate to one or more officers of the Company the authority to permit transfers of Non-statutory Options to third parties pursuant to this subsection (f), which authorization shall be exercised by such officer or officers in accordance with guidelines established by any Committee at any time and from time to time.
(g)Method of Exercise. An Option may be exercised by a Participant giving written notice, in the manner provided in Section 15, specifying the number of shares of Common Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment (i) in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the shares of Common Stock to be purchased, (ii) through a cashless exercise program entailing the sale of the shares of Company Stock subject to the Option in a brokered transaction (other than to the Company) or, (iii) subject in each instance to the Committee’s approval, acting in its sole discretion and subject to such conditions, if any, as the Committee may deem necessary to comply with applicable laws, rules and regulations or to avoid adverse accounting effects to the Company, by delivery to the Company of (1) shares of Common Stock having a Market Value equal to the exercise price of the shares to be purchased, or (2) the Participant’s executed promissory note in the principal amount equal to the exercise price of the shares to be purchased and otherwise in such form as the Committee shall have approved. Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall (x) in the case of certificated shares, deliver or cause to be delivered to the Participant or his agent a certificate or certificates for the number of shares then being purchased or (y) in the case of uncertificated shares, issue to the Participant uncertificated shares of stock in the amount of the number of shares then being purchased. Such shares shall be fully paid and nonassessable. Notwithstanding any of the foregoing provisions in this subsection (g) to the contrary, (A) no Option shall be considered to have been exercised unless and until all of the provisions governing such exercise specified in the Plan and in the relevant Award Agreement shall have been duly complied with; and (B) the obligation of the Company to issue any shares upon exercise of an Option is subject to all of the applicable provisions of Section 9 hereof and to compliance by the applicable Optionee and the applicable Participant that is the then holder of such Option with all of the provisions of the Plan and the relevant Award Agreement.
(h)Limit on Incentive Option Characterization. An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Common Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit”. The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Common Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates, after December 31, 1986. Any shares of Common Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Non-statutory Option, otherwise identical in its terms to those of the Incentive Option.
(i)Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.
(j)Rights Pending Exercise. No person holding an Option shall be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Common Stock issuable pursuant to such Option, except to the extent that such Option shall have been exercised with respect thereto and, in addition, a certificate (or uncertificated shares of stock, as the case may be) shall have been issued therefor and delivered to such person or his agent.
7.2     Restricted Stock.
(a)Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee.
(b)Issuance of Certificates. Subject to subsection (c) below, each Participant receiving an Award of Restricted Stock shall be issued (i) in the case of certificated shares, a stock certificate in respect of such shares of Restricted Stock or (ii) in the case of uncertificated shares, uncertificated shares of stock in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:
The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of the 128 Technology, Inc. 2014 Equity Incentive Plan and an Award Agreement entered into by the record owner of such shares and 128 Technology, Inc., in each case as the same may be amended. Copies of such Plan and Award Agreement are on file in the offices of 128 Technology, Inc.
(c)Escrow of Shares. In the case of certificated shares, the Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(d)Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.
(e)Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the applicable Participant shall have all of the rights of a stockholder of the Company, including the right to vote the shares of Restricted Stock.
(f)Effect of Termination of Employment, Consulting, Officer or Board Member Relationship. Unless otherwise determined by the Committee at or after an Award of Restricted Stock is made by the Company to any Participant and subject to the applicable provisions of the Award Agreement, if such Participant’s association with the Company or any of its Affiliates as an employee, consultant, officer or director ends for any reason or no reason during the Restriction Period, regardless of whether the end of such association is effected by the Company, any such Affiliate or such Participant (whether voluntarily or involuntarily, including because an entity with which such Participant has any such association ceases to be an Affiliate of the Company), and immediately following the end of any such association, such Participant is not associated with the Company or any of its Affiliates as an employee, consultant, officer or director, or if such Participant dies, then all outstanding shares of Restricted Stock initially awarded or sold to such Participant that are still subject to Risk of Forfeiture, whether then held by such Participant or any other Participant that is the direct or indirect transferee of such Participant, shall be forfeited or otherwise subject to return to or repurchase by the Company if and to the extent so provided by, and subject to and in accordance with, the terms of the applicable Award Agreement; provided, however, that military or sick leave or other bona fide leave shall not be deemed a termination of employment, if it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s rights, if any, are guaranteed by statute or by contract.
(g)Lapse of Restrictions. In the case of certificated shares, if and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.
(h)Transferability. Except as otherwise provided in this subsection (h), shares of Restricted Stock shall not be transferable during the applicable Restriction Period, and no share of Restricted Stock or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during the applicable Restriction Period, other than by will or by the laws of descent and distribution (subject always to the provisions of subsection (f) above). The applicable Award Agreement or the Committee (at or after the grant of a share of Restricted Stock) may provide that such share of Restricted Stock may be transferred by the applicable Participant to a family member during the applicable Restriction Period; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer of a share of Restricted Stock during the applicable Restriction Period shall be valid unless first approved by the Committee, acting in its sole discretion, unless such transfer is permitted under the applicable Award Agreement. For this purpose, “family member” means any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the applicable Participant’s household (other than a tenant or employee), a trust in which the foregoing persons and/or the applicable Participant have more than fifty percent (50%) of the beneficial interests, a foundation in which the foregoing persons and/or the applicable

Participant control the management of assets, and any other entity in which these persons and/or the applicable Participant own more than fifty percent (50%) of the voting interests. The Committee may at any time or from time to time delegate to one or more officers of the Company the authority to permit transfers of shares of Restricted Stock during the applicable Restriction Period to third parties pursuant to this subsection (h), which authorization shall be exercised by such officer or officers in accordance with guidelines established by the Committee at any time and from time to time.
7.3     Stock Grants.
(a)In General. Stock Grants shall be issued for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee. Without limiting the generality of the foregoing, Stock Grants may be awarded in such circumstances as the Committee deems appropriate, including without limitation in recognition of significant contributions to the success of the Company or its Affiliates or in lieu of compensation otherwise already due. Stock Grants shall be made without forfeiture conditions of any kind.
(b)Issuance of Certificates. Each Participant receiving a Stock Grant shall be issued (i) in the case of certificated shares, a stock certificate in respect of such Stock Grant and (ii) in the case of uncertificated shares, uncertificated shares in respect of such Stock Grant. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:
The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of the 128 Technology, Inc. 2014 Equity Incentive Plan, as the same may be amended. A copy of such Plan is on file in the offices of 128 Technology, Inc.
7.4     Restricted Stock Units. The Committee may grant Awards of Restricted Stock Units in such amounts and subject to such terms and conditions as the Committee may determine, as set forth in the applicable Award Agreement. No person holding an Award of Restricted Stock Units shall be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Common Stock issuable pursuant to such Restricted Stock Units, except to the extent that such Restricted Stock Units shall have been vested and, in addition, a certificate (or uncertificated shares of stock, as the case may be) shall have been issued therefor and delivered to such person or his or her agent.

7.5     Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan if the applicable Participant is, at the time of grant or award of such Award to such Participant or, if such Award is not initially granted or awarded to such Participant, at the time such Participant first acquires rights or any interest in such Award or at any time during the term of such Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which such Participant is then resident or primarily employed, or so that the value and other benefits of such Award to such Participant, as affected by foreign tax laws and other restrictions applicable as a result of such Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 7.5 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation. The Committee may establish supplements to, or amendments, restatements, or alternative versions of the Plan for the purpose of granting and administrating any such modified Award. No such modification, supplement, amendment, restatement or alternative version may increase the share limit of Section 4.
8.Adjustment Provisions
8.1     Adjustment for Corporate Actions. Subject to the provisions of Section 8.2, if at any time or from time to time after the date on which the Board has adopted this Plan, the outstanding shares of Common Stock (or any other securities covered by the Plan by reason of the prior application of this Section 8.1) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Options (without change in the aggregate purchase price as to which such Options remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a Risk of Forfeiture in the form of a Company repurchase right.
8.2     Change of Control. Subject to the applicable provisions of the Award Agreement, in the event of a Change of Control, the Committee shall have the discretion, exercisable in advance of, at the time of, or (except to the extent otherwise provided below) at any time after, the Change of Control, to provide for any or all of the following (subject to and upon such terms as the Committee may deem appropriate): (A) the Acceleration, in whole or in part, of any or all outstanding Options (including Options that are assumed or replaced pursuant to clause (C) below) that are not exercisable in full at the time of the Change of Control, such Acceleration to become effective at the time of the Change of Control, or at such time following the Change of Control that the employment, consulting, officer or Board member relationship of the applicable Optionee or Optionees (or of the Participant that is the then holder of any such Option) with the Company and its Affiliates (including, without limitation, the Acquiring Person or any of its Affiliates) terminates, or at such other time or times as the Committee shall determine; (B) the lapse or termination of the Risk of Forfeiture (including, without limitation, all or any (or any portion) of the Company’s repurchase rights) with respect to outstanding Awards of Restricted Stock or vesting of Restricted Stock Units, such lapse, termination or vesting to become effective at the time of the Change of Control, or at such time following the Change of Control that the employment, consulting, officer or Board member relationship with the Company and its Affiliates (including, without limitation, the Acquiring Person or any of its Affiliates) of the Participant or Participants that hold such Awards of Restricted Stock or Restricted Stock Units (or the person to whom such Awards of Restricted Stock or Restricted Stock Units were initially made) terminates, or at such other time or times as the Committee shall determine; (C) the assumption of all or any (or any portion of) outstanding Options or Restricted Stock Units, or the substitution of all or any (or any portion of) outstanding Options or Restricted Stock Units with equivalent options or restricted stock units, by the Acquiring Person or any of its Affiliates; or (D) the termination of all or any (or any portion of) Options (other than Options that are assumed or substituted pursuant to clause (C) above) that remain outstanding at the time of the consummation of the Change of Control, provided that, the Committee shall have made the determination to effect such termination prior to the consummation of the Change of Control and there has been or there will be full compliance with any applicable provisions set forth below in this Section 8.2 that may require in certain cases or under certain circumstances the payment of or provision of consideration to holders of Options terminated pursuant to the provisions of this clause (D), and provided, further, that, subject to and without limiting the provisions set forth in the next sentence, if the Committee shall have determined in its sole and absolute discretion that the

Company make payment or provide consideration to the holders of such terminated Options on account of such termination, which payment or consideration shall be on such terms and conditions as the Committee shall have determined, then the Company shall be required to make such payment or provide such consideration in accordance with the terms and conditions so determined by the Committee; otherwise, except if and to the extent otherwise provided in the next sentence, the Company shall not be required to make any payment or provide any consideration in connection with, or as a result of, the termination of Options pursuant to the foregoing provisions of this clause (D).
Notwithstanding anything express or implied in the foregoing provisions of this Section 8.2 to the contrary, in the event that the Committee elects, in its sole and absolute discretion, to terminate all or any (or any portion of) Options pursuant to the provisions of the foregoing clause (D) and the Committee does not provide to any Participant that is a holder of an Option any portion of which is both exercisable immediately prior to the applicable Change of Control and to be terminated pursuant to the provisions of the foregoing clause (D) (each, a “Terminated Vested Option”) at least five (5) business days prior written notice of such potential termination thereof, then, prior to the consummation of such applicable Change of Control, the Committee shall ensure that adequate provision has been made so that the Company, the Acquiring Person or any of their respective Affiliates is legally obligated to make payment or provide consideration on account of such termination to such holder of such Terminated Vested Option that was not provided such prior written notice of termination, which payment or consideration shall consist of the difference between (x) the cash, stock, securities, other property or other consideration that would have been received in connection with such applicable Change of Control by such holder of such Terminated Vested Option that was not provided such prior written notice of termination if such holder had exercised such Terminated Vested Option immediately prior to such applicable Change of Control (or cash, stock, securities, other property or other consideration having a fair market value (as determined by the Committee in good faith) equal to the cash, stock, securities, other property or other consideration to which such holder of such Terminated Vested Option would otherwise be entitled under this clause (x)) and (y) the aggregate exercise price with respect to such Terminated Vested Option.
The provisions of this Section 8.2 shall not be construed as to limit or restrict in any way the Committee’s general authority to Accelerate Options in whole or in part at any time, to waive or terminate at any time any Risk of Forfeiture applicable to shares of Restricted Stock or to vest Restricted Stock Units. Each outstanding Award, or portion thereof, that is assumed in connection with a Change of Control, or is otherwise to continue in effect subsequent to a Change of Control, will be appropriately adjusted, immediately after the Change of Control, as to the number and class of securities and the price at which it may be exercised in accordance with Section 8.1.
8.3     Dissolution or Liquidation. Upon dissolution or liquidation of the Company, each outstanding Option shall terminate, but each Participant shall have the right, immediately prior to such dissolution or liquidation, to exercise any and all Options held by such Participant to the extent such Options are exercisable on the date of such dissolution or liquidation.
8.4     Related Matters. Any adjustment in Awards made pursuant to this Section 8 shall be determined and made, if at all, by the Committee and shall include any correlative modification of terms, including exercise prices, rates of vesting or exercisability, Risks of Forfeiture and applicable repurchase prices, which the Committee may deem necessary or appropriate so as to ensure that the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares covered by an Award shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares. No adjustment of an Option exercise price per share pursuant to this Section 8 shall result in an exercise price that is less than the par value of the Common Stock.
9.Settlement of Awards
9.1     Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Common Stock covered by an Award may constitute a violation of law, then the Company may delay (i) in the case of certificated shares, such issuance and the delivery of a certificate for such shares and (ii) in the case of uncertificated shares, such issuance of such uncertificated shares, until (x) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (y) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:
(a)the shares are at the time of the issue of such shares effectively registered under the Securities Act; or
(b)the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale or issuance of such shares does not require registration under the Securities Act or any applicable state securities laws.
9.2     Corporate Restrictions on Rights in Stock. Any Common Stock to be issued pursuant to Awards shall be subject to all restrictions upon the transfer thereof that may be now or hereafter imposed by the Certificate of Incorporation and the By-laws of the Company, each as amended and in effect from time to time. Whenever Common Stock is to be issued pursuant to an Award, if the Committee so directs at the time of the grant (or, if such Award is an Option, at any time prior to the exercise thereof), the Company shall be under no obligation, notwithstanding any other provision of the Plan or the relevant Award Agreement to the contrary, to issue such Common Stock until such time, if ever, as the applicable Participant or prospective Participant shall have become a party to and bound by any agreement (including, without limitation, any Stockholder Agreement) that the Committee, in its sole discretion, shall require that such Participant or prospective Participant enter into prior to, and as a condition to, the issuance of such Common Stock by the Company to such Participant or prospective Participant.
9.3     Investment Representations. The Company shall be under no obligation to issue any shares covered by an Award unless such have been effectively registered under the Securities Act or the Participant shall have made such written representations to the Company (and upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations, including but not limited to that the Participant is acquiring shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.
9.4     Registration. If the Company shall deem it necessary or desirable to register under the Securities Act or other applicable statutes any shares of Common Stock issued or to be issued pursuant to Awards, or to qualify any such shares of Common Stock for exemption from the Securities Act or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Common Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damage and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.
9.5     Lock-Up. If, in connection with any underwritten public offering of securities of the Company, the Company sends written notice to each Participant stating that the restrictions on transfer set forth in this Section 9.5 are applicable to such underwritten public offering, no Participant shall sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Common Stock or any Awards during the one hundred-eighty (180) day period (and which period may be extended as requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) commencing on the effective date of any registration statement relating to such underwritten public offering, unless the Company has granted its prior written consent to any such sale, short sale, loan, grant of option, pledge, other encumbrance or other disposition. The foregoing restrictions are intended and shall be construed so as to preclude any Participant from engaging in any hedging or other transaction that is designed to or reasonably could be expected to lead to or result in, a sale or disposition of any shares of Common Stock during such period even if such shares of Common Stock are or would be disposed of by someone other than such Participant. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any shares of Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from any shares of Common Stock. Without limiting the generality and applicability of the foregoing provisions of this Section 9.5, if, in connection with any underwritten public offering of securities of the Company, the managing underwriter of such offering requires that the Company’s then current directors and officers enter into a lock-up agreement, then (a) each Participant (regardless of whether or not such Participant has complied or complies with the provisions of clause (b) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company’s directors and officers are required to adhere; and (b) at the request of the Company or such managing underwriter, each Participant shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company’s then current directors and officers.
9.6     Placement of Legends; Stop Orders; etc. Each share of Common Stock to be issued pursuant to Awards may bear a reference to the investment representations made in accordance with Section 9.3 in addition to any other applicable restrictions under the Plan, the terms of the Award and, if applicable, under any Stockholder Agreement or any other agreement between the Company and any Participant, and to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Common Stock. All shares of Common Stock or other securities delivered under the Plan (as well as, in the case of certificated shares, all certificates representing such shares of Common Stock or other securities) shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
9.7     Tax Withholding. Whenever shares of Common Stock are issued or to be issued pursuant to Awards, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to (i) in the case of certificated shares, the delivery of any certificate or certificates for such shares and (ii) in the case of uncertificated shares, the issuance of such uncertificated shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient of an Award. However, in such cases Participants may elect, subject to the approval of the Committee, acting in its sole and absolute discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares to satisfy their tax obligations. Participants may only elect to have shares of Common Stock withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate
10.Reservation of Stock
The Company shall at all times during the term of the Plan and any outstanding Options granted hereunder reserve or otherwise keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and such Options and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.
11.No Special Service Rights
Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment, consulting, officer or Board member relationship or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment, consulting, officer or Board member agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment, consulting, officer or Board member agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment, consulting or Board member relationship or other association with the Company and its Affiliates.

12.Nonexclusivity of the Plan
Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options, restricted stock and stock grants other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
13.Termination and Amendment of the Plan
The Board may at any time terminate the Plan or make such amendments or modifications of the Plan as it shall deem advisable. In the event of the termination of the Plan, the terms of the Plan shall survive any such termination with respect to any Award that is outstanding on the date of such termination, unless the holder of such Award agrees in writing to terminate such Award or to terminate all or any of the provisions of the Plan that apply to such Award. Unless the Board otherwise expressly provides, any amendment or modification of the Plan shall affect the terms of any Award outstanding on the date of such amendment or modification as well as the terms of any Award made from and after the date of such amendment or modification; provided, however, that except to the extent otherwise provided in the last sentence of this paragraph, (i) no amendment or modification of the Plan shall apply to any Award that is outstanding on the date of such amendment or modification if such amendment or modification would reduce the number of shares subject to such Award, increase the purchase price applicable to shares subject to such Award or materially adversely affect the provisions applicable to such Award that relate to the vesting or exercisability of such Award or of the shares subject to such Award, (ii) no amendment or modification of the Plan shall apply to any Incentive Option that is outstanding on the date of such amendment or modification if such amendment or modification would result in such Incentive Option no longer being treated as an “incentive stock option” within the meaning of Section 422 of the Code and (iii) no amendment or modification of the Plan shall apply to any Award that is outstanding on the date of such amendment or modification unless such amendment or modification of the Plan shall also apply to all other Awards outstanding on the date of such amendment or modification (except for those Awards to whom such amendment or modification is not applicable by virtue of the provisions of the foregoing clause (ii) hereof). In the event of any amendment or modification of the Plan that is described in clause (i), (ii) or (iii) of the foregoing proviso, such amendment or modification of the Plan shall apply to any Award outstanding on the date of such amendment or modification only if the recipient of such Award consents in writing thereto.
The Committee may amend or modify, prospectively or retroactively, the terms of any outstanding Award without amending or modifying the terms of the Plan itself, provided that as amended or modified such Award is consistent with the terms of the Plan as in effect at the time of the amendment or modification of such Award, but no such amendment or modification of such Award shall, without the written consent of the recipient of such Award, reduce the number of shares subject to such Award, increase the purchase price applicable to shares subject to such Award, adversely affect the provisions applicable to such Award that relate to the vesting or exercisability of such Award or of the shares subject to such Award, or otherwise materially adversely affect the terms of such Award (except for amendments or modifications to the terms of such Award or of the stock subject to such Award that are expressly permitted by the terms of the Plan or that result from any amendment or modification of the Plan in accordance with the provisions of the first paragraph of this Section 13 or that are permitted by the provisions set forth below in this Section 13), or, if such Award is an Incentive Option, result in such Incentive Option no longer being treated as an “incentive stock option” within the meaning of Section 422 of the Code. Notwithstanding any of the foregoing provisions of this paragraph to the contrary, the Committee is expressly authorized to amend any or all outstanding Options to effect a repricing thereof by lowering the purchase price applicable to the shares of Common Stock subject to such Option or Options without the approval of the stockholders of the Company or the holder or holders of such Option or Options, and, in connection with such repricing, to amend or modify any of the other terms of the Option or Options so repriced, including, without limitation, for purposes of reducing the number of shares subject to such Option or Options or for purposes of adversely affecting the provisions applicable to such Option or Options that relate to the vesting or exercisability thereof, in each case without the approval of stockholders of the Company or the holder or holders of such Option or Options.

In addition, notwithstanding anything express or implied in any of the foregoing provisions of this Section 13 to the contrary, the Committee may amend or modify, prospectively or retroactively, the terms of any outstanding Award to the extent the Committee reasonably determines necessary or appropriate to conform such Award to the requirements of Section 409A of the Code (concerning non-qualified deferred compensation), if applicable.
14.Interpretation of the Plan
In the event of any conflict between the provisions of this Plan and the provisions of any applicable Award Agreement, the provisions of this Plan shall control, except if and to the extent that the conflicting provision in such Award Agreement was authorized and approved by the

Committee at the time of the grant of the Award evidenced by such Award Agreement or is ratified by the Committee at any time subsequent to the grant of such Award, in which case the conflicting provision in such Award Agreement shall control. Without limiting the generality of the foregoing provisions of this Section 14, insofar as possible the provisions of the Plan and such Award Agreement shall be construed so as to give full force and effect to all such provisions. In the event of any conflict between the provisions of this Plan and the provisions of any applicable Stockholder Agreement or other agreement between the Company and the applicable Participant, the provisions of such Stockholder Agreement or other agreement shall control except as required to fulfill the intention that this Plan constitute an incentive stock option plan within the meaning of Section 422 of the Code, but insofar as possible the provisions of the Plan and any such Stockholder Agreement or other agreement shall be construed so as to give full force and effect to all such provisions.
15.Notices and Other Communications
Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class mail or overnight courier, postage prepaid, or telecopied with a confirmation copy by first class mail or overnight courier, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Chief Executive Officer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, five (5) days after having been sent by first class mail, postage prepaid; (iii) in the case of overnight courier, one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery; and (iv) in the case of facsimile transmission, when sent and confirmed by facsimile machine report, if sent by facsimile transmission during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day.

16.Governing Law
The Plan and all Award Agreements and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.
17.Adoption of Plan
This Amended and Restated 2014 Equity Incentive Plan was approved and adopted on October 9, 2020, by the Board of Directors and on October 9, 2020, by the Stockholders.
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Attachment A
to
Amended and Restated 2014 Equity Incentive Plan
Provisions Applicable to Award Recipients Resident in California
Until such time as the Company’s Stock has been effectively registered under the Securities Act and if required by any applicable law, the following additional terms shall apply to Awards, and Stock issued pursuant to such Awards, granted under the Plan to persons resident in California as of the date of grant of the Award (each such person, a “California Recipient”). Capitalized terms not defined in this Attachment shall have the respective meanings set forth in the Plan.
1.No Option or other right to acquire Stock pursuant to an Award issued to any California Recipient, that is otherwise transferable pursuant to the terms of the Plan, shall be transferable other than by gift or domestic relations order to an immediate family member as that term is defined under applicable California and Federal securities law or to a revocable trust (or by will or the laws of descent and distribution).
2.The following limitations shall apply to the early expiration of Options granted California Recipients on account of termination of employment (unless employment is terminated for cause as defined by applicable law):
(a)Subject to Section 2(b) below, in the event the employment or other association with the Company and its Affiliates of an Optionee who is a California Resident is terminated, whether voluntary or otherwise and including on account of an entity ceasing to be an Affiliate of the Company, such California Recipient shall have at least thirty (30) days after the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to exercise such Option to the extent exercisable as of the date of such termination.
(b)In the event that the employment or association with the Company and its Affiliates of an Optionee who is a California Resident is terminated as a result of death or disability, such California Recipient shall have at least six (6) months after the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to exercise such Option to the extent exercisable as of the date of such termination.
3.The Plan must be approved by a majority of the outstanding securities entitled to vote within twelve (12) months before or after the later of (i) the date the Plan is adopted by the Company and (ii) the date on which any Option or other Award is granted to a California Recipient.

128 TECHNOLOGY, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
128 Technology, Inc. (the “Company”) hereby grants to you (the “Optionee”), the following option (the “Option”) to purchase from the Company shares of the Company’s common stock, par value $0.001 per share:

Optionee	[INSERT NAME]
Total Number of Shares subject to this Option	[INSERT NUMBER]
Type of Option	[INSERT TYPE]
Exercise Price Per Share Grant Date	[INSERT PRICE]
Vesting Commencement Date	[INSERT DATE]
Expiration Date	[INSERT DATE]
Vesting Schedule	[INSERT VESTING SCHEDULE]

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms of the Company’s Amended and Restated 2014 Equity Incentive Plan and this Stock Option Agreement (this “Agreement”), which includes the Incorporated Terms and Conditions attached to and made a part of this Agreement.

128 TECHNOLOGY, INC.	OPTIONEE: Signature: Name: Date:
By:	Signature:
Name:	Name:
Title:	Date:
Date:

128 TECHNOLOGY, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
INCORPORATED TERMS AND CONDITIONS
1.Grant of Option. On the terms and conditions set forth in this Agreement and subject to the Company’s Amended and Restated 2014 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company has granted to the Optionee on the Grant Date this Option to purchase from the Company all or any part of a total of the number of shares identified in the signature page of this Agreement (the “Optioned Shares”) of the Common Stock, par value $.001 per share, in the Company (the “Stock”), at the Exercise Price Per Share set out in the signature page of this Agreement.
2.Character of Option. This Option is intended to qualify either as an incentive stock option “ISO” or an unqualified Stock option “NSO” as set forth on the signature page of this Agreement. If this Option is intended to qualify as an ISO, it will be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
3.Expiration of Option. This Option shall expire at 5:00 p.m. EST on Expiration Date identified in the signature page of this Agreement or, if earlier, the earliest of the dates specified in whichever of the following applies:
a)If the termination of your employment or other association is on account of your death or disability, the first anniversary of the date your employment ends.
b)If the termination of your employment or other association is due to any other reason, three (3) months after your employment or other association ends.
4.Exercise of Option.
a)You may exercise this Option, in full or in part and at any time prior to the date this Option expires, as to the number of Optioned Shares for which this Option shall have become exercisable (the “Vested Shares”) pursuant to Section 4(b) below and, if and to the extent applicable, Section 4(c) below. However, during any period that this Option remains outstanding after the end of your association with the Company and its Affiliates in any and all capacities as an officer, director, employee and/or consultant of the Company and its Affiliates, you may exercise it only to the extent of any remaining Vested Shares determined as of the effective time of the end of such association (and after giving effect to the provisions of Section 4(c) below if and to the extent applicable). The procedure for exercising this Option is described in Section 7.1(g) of the Plan.
b)Subject to the provisions of Section 4(a) above and Section 4(c) below, this Option shall become exercisable [INSERT VESTING SCHEDULE].
c)Notwithstanding anything in Section 4(b) above to the contrary but subject to the provisions of Section 4(d) below, in the event that (1) immediately after the occurrence of a Change of Control, the Optionee is an employee of the Company and the Option remains outstanding and has not become exercisable in full for all of the Optioned Shares, and (2) at any time within 365 days after the occurrence of such Change of Control, (i) the Optionee voluntarily terminates his employment with the Company following any material adverse change in authorities, duties or responsibilities of the

Optionee’s employment with the Company or following any relocation of the Optionee (without his written consent) by the Company to a location that increases Optionee’s commute prior to such relocation by more than fifty (50) miles or (ii) the Company terminates the Optionee’s employment with the Company for any reason other than Cause (as such term is defined in Section 4(e) below), then the exercisability of the Option shall automatically accelerate such that the Option shall become exercisable, as of the effective date of the termination of the Optionee’s employment with the Company, for all of the Unvested Optioned Shares as of immediately prior to such termination. Notwithstanding anything express or implied to the contrary in the foregoing provisions of this Section 4(c), the Option may, as provided in Section 7.1(d) of the Plan, at any time be further accelerated at the discretion of the Committee.
d)If the Optionee is an employee of the Company immediately prior to a Change of Control, then employment of the Optionee following such Change of Control by any person or entity that is the successor or acquiror of the Company as a result of such Change of Control or that is the parent company or affiliate of such successor or acquiror (in either case, the “Successor Employer”) shall be treated under this Agreement as if the Optionee continued to be employed by the Company, and in such context any reference in this Agreement to the Company shall be deemed to be a reference to the Successor Employer.
e)Definitions
“Cause” shall mean (i) if the Optionee is convicted of, or pleads guilty or no contest to, a felony or any crime involving moral turpitude, deceit, dishonesty or fraud; (ii) any act of embezzlement, theft, sexual harassment, discrimination, fraud or other acts of a criminal nature by the Optionee in his dealings with the Company or its employees or representatives, as determined by the Board of Directors of the Company; (iii) the breach by the Optionee of any material term of an agreement with the Company or any of its subsidiaries, including covenants not to compete and provisions relating to confidential information and intellectual property rights; or (iv) any failure by the Optionee to comply with a specific directive given by the Company’s executive officers or Board of Directors which failure has not been cured within 30 days after written notice from the Company.
“Unvested Optioned Shares” shall mean, at the relevant time of reference thereto, those Optioned Shares for which the Option has not yet become exercisable at such time pursuant to Section 4(b) and without giving effect to the provisions of Section 4(c) above.
5.Transfer of Option. You may not transfer this Option except by will or the laws of descent and distribution, and, during your lifetime, only you may exercise this Option.
6.Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 9 therein.

7.Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice.
8.Treatment as Wages or Compensation. No amounts paid or payable in connection with this Option shall constitute wages or compensation for purposes of any applicable law, if ever, prior to the date on which such amount has been earned, vested and become payable in accordance with the terms of this Agreement and the Plan. No such amount shall be treated as wages or compensation for purposes of any employee or other benefit plan of the Company and its Affiliates except to the extent and at the time provided in the respective employee or other benefit plan.
9.Acknowledgements. You acknowledge that you have reviewed and understand the Plan and this Agreement in their entirety, and have had an opportunity to obtain the advice of counsel prior to executing this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
10.Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
11.Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, you shall be treated as agent and attorney-in-fact for that interest held or claimed by your spouse with respect to this Option and any Optioned Shares and the parties hereto shall act in all matters as if the Optionee was the sole owner of this Option and (following exercise) any such Optioned Shares. This appointment is coupled with an interest and is irrevocable.
12.Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

128 TECHNOLOGY, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the 128 Technology, Inc. Amended and Restated 2014 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”), the Restricted Stock Unit Award Agreement set forth in Exhibit A, any special terms and conditions for your country included in the Country-Specific Appendix attached hereto as Exhibit B (the “Country Specific Appendix”), and any other exhibits to these documents (collectively, this “Agreement”).
Name (“Participant”):              [INSERT NAME]
Date of Grant:                [INSERT DATE]
This award (the “Award”) of Restricted Stock Units (the “Restricted Stock Units”) will be effective as of the date or time provided for in the applicable resolution adopted by the Board of Directors of 128 Technology, Inc. (the “Company”) authorizing and approving the Award (which date or time may be, but is not required to be, the date or time such resolution is adopted by the Company’s Board).
The Award is subject to the terms and conditions of the Plan and this Agreement, as follows:
Number of Restricted Stock Units:         [INSERT NUMBER]
For the avoidance of any doubt, the number of Restricted Stock Units subject to the Award will be adjusted pursuant to the exchange ratio set forth in that certain Agreement and Plan of Merger, dated October 9, 2020, among the Company, Juniper Networks, Inc. (the “Parent”), Aardvark Acquisition Corp. and such other parties thereto (such agreement, the “Merger Agreement”).
Each such Restricted Stock Unit is equivalent to one share of Common Stock of the Company (a “Share”) for purposes of determining the number of Shares subject to this Award; provided that any fractional share may be paid in cash. None of the Restricted Stock Units will be issued (nor will Participant have the rights of a stockholder with respect to the underlying Shares) until the vesting conditions described below are satisfied.
This Award vests [INSERT VESTING SCHEDULE/PERFORMANCE CRITERIA], subject to Participant remaining a “Service Provider” (as defined below) through each applicable vesting date and subject to the closing of the transactions contemplated by the Merger Agreement (such transactions, the “Transactions”).
This Award, the Restricted Stock Units and this Agreement shall automatically terminate if the Merger Agreement is terminated at any time prior to the Effective Time.
Participant acknowledges and agrees that notwithstanding any agreement Participant and any member of the Company Group (as defined below) may have in place to the contrary, the Transactions (including, without limitation, the consummation of the Closing (as defined in the Merger Agreement)) shall not result in, and Participant hereby expressly waives and disclaims any rights to, (i) the pay-out of any of Participant’s Restricted Stock Units (including, without limitation, any Restricted Stock Units granted pursuant to the Award) or the pay-out of any Parent restricted stock units exchanged for the

Company’s Restricted Stock Units in connection with the Transactions and/or (ii) the acceleration of the vesting of any of Participant’s Restricted Stock Units (including, without limitation, any Restricted Stock Units granted pursuant to the Award) or the acceleration of the vesting of any Parent restricted stock units exchanged for the Company’s Restricted Stock Units in connection with the Transactions.
For purposes of this Agreement, “Service Provider” means an employee or consultant of the Company or an Affiliate of the Company, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company (the “Company Group”). Participant will not cease to be a Service Provider in the case of (i) transfers between locations of the Company or other members of the Company Group, or (ii) a change in status from employee to consultant or vice versa.
Effective as of the Effective Time, Participant hereby waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known, against the Company and the Parent and/or their respective predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company and the Parent, the “Entities”) and/or the Entities’ respective past or present insurers, officers, members, managers, partners, employees, stockholders, directors, consultants, agents, attorneys, employee benefit plans or assigns (collectively with the Entities, the “Released Parties”), with respect to (i) any compensation, payment or award from the Company or any of its subsidiaries to Participant (including, without limitation, the grant or award of options or any other equity interests in the Company to Participant) pursuant to any offer letters, employment agreements, oral promises or otherwise, made or entered into by the Company or any of its subsidiaries and Participant at any time prior to the Effective Time and effective with respect to any period of time prior to the Effective Time or (ii) Participant’s employment with the Company or any of its subsidiaries at any time prior to the Effective Time (the “Release”); provided, however, that: (A) Participant is not releasing any rights available to Participant under the Merger Agreement or any Related Agreement (as defined in the Merger Agreement), including, without limitation, the right to receive any payment or any securities of Parent pursuant to the Merger Agreement or any of the Related Agreements solely to the extent such payments or securities are due at or following the Effective Time; (B) Participant is not releasing any rights available to Participant under any other agreement entered into by Participant with Parent; (C) Participant is not releasing any rights available to Participant under any other agreement entered into by Participant with the Company or any of its subsidiaries in connection with the Closing Date or the Transactions solely to the extent any such rights become due at or following the Effective Time; (D) Participant is not releasing Participant’s rights, if any, with respect to salaries and reimbursable expenses that are payable to Participant and have accrued in the ordinary course of business consistent with past practices during the current payroll period covering the date of this Agreement; (E) Participant is not releasing any of Participant’s rights under this Agreement or under any award agreement pertaining to any Company Option (as defined in the Merger Agreement) assumed or required to be assumed by Parent in connection with the Transactions or under the Plan with respect to the Restricted Stock Units or any such Company Option; (F) the Release does not abrogate Participant’s existing rights under any benefit plan of the Company or any of its subsidiaries; (G) Participant is not releasing any right of indemnification Participant may have (including, without limitation, under any indemnification agreement between Participant and the Company or any of its subsidiaries) for any liabilities arising from Participant’s actions within the course and scope of Participant’s employment with the Company or any of its subsidiaries or within the course and scope of Participant’s role as a member of the Board of Directors and/or officer of the Company or any of its subsidiaries; and (H) nothing in this Agreement shall be construed to prohibit Participant from engaging in any protected or concerted activity, or filing a complaint or charge with, or participating by providing truthful information in any investigation or proceeding conducted by, any federal, state or local government agency in connection with Participant’s employment with the Company or any of its subsidiaries, except that Participant agrees to waive his/her right to recover monetary damages, back pay, or restitution in any such proceeding (other than any right Participant may have to receive an award for information provided to any governmental entity). Participant agrees not to sue or bring any other claim or action against any of the Released Parties for any of the claims subject to or otherwise covered by the Release, agrees not to participate in any class, collective, representative, or group action that may include any of the claims subject to or covered by the Release, and will affirmatively opt out of any such class, collective, representative or group action.
Participant acknowledges that Participant has read Section 1542 of the Civil Code of the State of California that provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

    Participant waives any right or benefit that Participant has or may have under Section 1542 of the Civil Code of the State of California, any similar law of any other jurisdiction, or any common law principles of similar effect, to the full extent that Participant may lawfully waive all such rights and benefits pertaining to the subject matter of the Release. Participant understands and agrees that claims or facts in addition to or different from those which are now known or believed by Participant to exist may hereafter be discovered, but it is Participant’s intention to release all claims that he or she has or may have against the Released Parties, whether known or unknown, suspected or unsuspected, if and to the extent such claims are subject to or covered by the Release. For the avoidance of doubt, notwithstanding the Release, Participant does not waive or release any rights Participant may have for violations of any foreign, federal, state or local statutory and/or public policy right or entitlement that, by applicable law, cannot be waived.
Participant acknowledges and agrees that this Agreement and the vesting schedule for this Award does not constitute an express or implied promise of continued employment or engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Participant’s right or the Company’s or, if different, Participant’s employer’s right to terminate Participant’s relationship as a Service Provider at any time, with or without cause.

[Remainder of Page Intentionally Blank]

If Participant neither accepts this Agreement nor, within 45 days of the grant date of this Award, notify the Company at [INSERT EMAIL ADDRESS] or Parent at [INSERT EMAIL ADDRESS] that Participant chooses to decline this Award, Participant will be deemed to have accepted this Agreement and the terms and conditions of the Plan and this Agreement.

COMPANY
Signature: __________________________________
Title: ______________________________________
Date:

PARTICIPANT
Signature: __________________________________
Name: ______________________________________
Date: ______________________________________

Exhibit A
RESTRICTED STOCK UNIT AWARD AGREEMENT
1.Grant. The Company hereby grants to Participant an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant, subject to all of the terms and conditions in this Agreement, including any special terms and conditions for Participant’s country included in the Country Specific Appendix attached hereto as Exhibit B, and the Plan, which is incorporated by reference.
2.Company’s Obligation to Pay. Each RSU represents the right to receive a newly issued Share on the vesting date. Unless and until the RSUs vest in the manner set forth in Sections 3 or 4, Participant will have no right to payment with respect to such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any RSUs that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any obligations for Tax-Related Items (as defined in Section 7). Subject to the provisions of Sections 4 and 7, vested RSUs will be paid as soon as practicable after vesting, but in no event later than 30 days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any RSUs payable under this Agreement.
3.Vesting Schedule. Subject to Section 4 and to any other relevant Plan provisions, the RSUs awarded by this Agreement will vest in accordance with the vesting schedule specified in the Notice of Grant. For the avoidance of any doubt and notwithstanding anything to the contrary, in no event will Participant receive a direct or indirect vesting acceleration benefit, nor shall the vesting of RSUs granted hereunder accelerate, as a result of or in connection with the Transactions.
4.Administrator Discretion. The Committee (together with the Board or any executive officer or officers who have been delegated the authority to administer awards under the Plan from time to time, the “Administrator”), in its discretion, may accelerate the vesting of any portion of the RSUs at any time, subject to the terms of the Plan. In that case, the RSUs will be vested as of the date and to the extent specified by the Administrator and will be paid as provided in Section 2 above. The payment of Shares vesting pursuant to this Section 4 will be paid at a time or in a manner that is exempt from, or complies with, Code Section 409A.
5.Forfeiture. Any RSUs that fail to vest (including, without limitation, due to Participant’s termination as a Service Provider) will immediately revert to the Plan following the earlier of (a) Participant’s termination as a Service Provider or (b) the last possible date for vesting as set forth in the Notice of Grant of Restricted Stock Units.
6.Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Tax Obligations.
(a)    Tax Withholding.
(i)No Shares issuable on a vesting date will be issued to Participant until satisfactory arrangements (as determined by the Administrator) have been made by Participant for the payment of federal, state and local taxes required to be withheld by applicable law or regulation, or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, including, without limitation, in connection with the grant, vesting and settlement of the RSU, the subsequent sale of Shares acquired under the Plan and/or the receipt of any dividends on such Shares (“Tax-Related Items”) that the Administrator determines must be withheld. If Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted or prescribed by the Country-Specific Appendix.
(ii)The Company has the right (but not the obligation) to satisfy any Tax-Related Items by (A) withholding from proceeds of the sale of Shares acquired upon the settlement of the RSU through a sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), (B) requiring Participant to pay cash, or (C) reducing the number of Shares otherwise deliverable to Participant; provided that if the Company permits Participant to pay cash to satisfy Tax-Related Items and Participant elects to satisfy Tax-Related Items through the payment of cash and fails to deliver cash on the vesting date, the Company has the right (but not the obligation) to satisfy such Tax-Related Items by withholding from proceeds of the sale of Shares acquired upon the settlement of the RSU through a sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent). The Administrator will have discretion to determine the method of satisfying Tax-Related Items.
(iii)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by reducing the number of Shares otherwise deliverable to Participant, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(iv)If Participant is subject to taxation in more than one jurisdiction, the Company and/or, if different, Participant’s employer (the “Employer”) or former Employer may withhold or account for tax in more than one jurisdiction.
(v)Regardless of any action of the Company or the Employer, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.
(b)    Code Section 409A. This Section 7(b) may not apply if Participant is not a U.S. taxpayer.
(i)If the vesting of any portion of the RSUs is accelerated in connection with Participant’s termination of status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A) and if (x) Participant is a “specified employee” within the meaning of Code Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Code Section 409A if paid to Participant on or within the 6-month period following Participant’s termination as a Service Provider, then the payment of such accelerated RSUs will not be made until the first day after the end of the 6-month period.

(ii)If the termination as a Service Provider is due to death, the delay under Section 7(b)(i) will not apply. If Participant dies following his or her termination as a Service Provider, the delay under Section 7(b)(i) will be disregarded and the RSUs will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(iii)All payments and benefits under this Restricted Stock Unit Award Agreement are intended to be exempt from, or comply with, the requirements of Code Section 409A so that none of the RSUs or Shares issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A and the Company and Participant intend that any ambiguities be interpreted so that the RSUs are exempt from or comply with Code Section 409A.
(iv)Each payment under this Agreement is intended to be a separate payment as described in Treasury Regulations Section 1.409A-2(b)(2).
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
9.Acknowledgements and Agreements. Participant’s acceptance of this Agreement indicates that:
(a)PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, AND GRANTED THESE RSUS WILL NOT RESULT IN VESTING.
(b)PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR, IF DIFFERENT, THE EMPLOYER (OR ENTITY TO WHICH HE OR SHE IS PROVIDING SERVICES) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
(c)Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in this Agreement.
(d)Participant agrees that delivery of any documents related to the Plan or Awards under the Plan, including the Plan, this Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders, may be made by electronic delivery. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company in writing in accordance with Section 12. Participant further acknowledges that Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, Participant understands that Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address in accordance with Section 12. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.
(e)Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive and final.
(f)Participant agrees that the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(g)Participant agrees that the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past.
(h)Participant agrees that all decisions regarding future Awards, if any, will be at the sole discretion of the Company.
(i)Participant agrees that he or she is voluntarily participating in the Plan.
(j)Participant agrees that the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.
(k)Participant agrees that the RSUs and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.
(l)Participant agrees that unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of Parent or a Subsidiary.
(m)Participant agrees that the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty.
(n)Participant agrees that, for purposes of the RSUs, Participant’s engagement as a Service Provider will be considered terminated as of the date Participant ceases to actively provide services to the Company or any member of the Company Group (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement agreement, if any).
(o)Participant agrees that any right to vest in the RSUs under the Plan, if any, will terminate as of the date described in the previous paragraph and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or under Participant’s engagement agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).
(p)Participant agrees that none of the Company, the Employer, or any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
(q)Participant has read and agrees to the data privacy provisions of Section 11 of this Agreement.
10.No Advice Regarding Grant. Neither the Company nor any member of the Company Group is providing any tax, legal or financial advice, and neither the Company nor any member of the Company Group is making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan. Nothing stated in this Agreement or the Plan is intended or written to be used, and cannot be used, for the purpose of avoiding taxpayer or other penalties.
11.Data Privacy.
(a)Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and any member of the Company Group for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
(b)Participant understands that the Company, the Employer and members of the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Company or the Company Group, details of all RSUs or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (collectively “Data”), for the exclusive purpose of implementing, administering and managing the Plan.
(c)Participant understands that Data will be transferred to the Company, any member of the Company Group, or one or more stock plan service providers as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.

If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant RSUs or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
12.Address for Notices. Any notice to be given under the terms of this Agreement to the Company will be addressed after the Closing Date in care of Attn: Stock Administration, at Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089; to Participant will be provided to the physical or electronic mail address maintained for Participant in the Company’s records; or in either case, at such other address as the Company or Participant, as the case may be, may hereafter designate in writing.
13.No Effect on Employment. Participant’s employment with the Company or, if different, the Employer is not affected by this Award. Accordingly, the terms of Participant’s employment with the Company or, if different, the Employer will be determined from time to time by the Company or, if different, the Employer, and the Company or the Employer will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of Participant at any time for any reason whatsoever, with or without good cause or notice.
14.Award is Not Transferable. Except to the limited extent provided in Sections 6 and/or 7, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
15.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
17.Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.
18.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any member of the Company Group will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.Country-Specific Appendix. The RSUs are subject to any special terms and conditions for Participant’s country set forth in the Country-Specific Appendix. If Participant relocates to a country included in the Country-Specific Appendix, the special terms and conditions for that country will apply to Participant to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.
20.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
21.Modifications to this Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to these RSUs, or to comply with other Applicable Laws.
22.Notice of Governing Law; Venue. This Award shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws. The parties further agree that any legal action, suit or proceeding arising from or related to this Agreement shall be instituted exclusively in the courts of California or the federal courts for the United States for the Northern District of California and no other courts. The parties consent to the personal jurisdiction of such courts over them, waive all objections to the contrary, and waive any and all objections to the exclusive location of legal proceedings in California or the federal courts for the United States for the Northern District of California (including, without limitation, any objection based on cost, convenience or location of relevant persons). The parties further agree that there shall be a conclusive presumption that this Agreement has a significant, material and reasonable relationship to the State of California.
23.Insider Trading/Market Abuse Laws. Participant acknowledges that, depending on his or her country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.
24.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant in the Plan.
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